Exhibit 3.23

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CALSPAN TECHNOLOGY ACQUISITION COMPANY

Calspan Technology Acquisition Company, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of said corporation, by written consent of its members, filed with the minutes of the Board a resolution proposing and declaring advisable the following amendment of the Certificate of Incorporation of said corporation:

RESOLVED, that, the Certificate of Incorporation of Calspan Technology Acquisition Company be amended by changing Article 1 thereof so that, as amended, said Article 1 shall read as follows:

"1.    The name of the corporation (hereinafter called the "Corporation") is: Calspan Technology Acquisition Corporation."

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Sole Director has caused this certificate to be executed this 15th day of July, 2020.

By: /s/ Ian Klak
Name: Ian Klak
Title: Sole Incorporator